EXHIBIT C

Proposed Form of Notice

SECURITIES AND EXCHANGE COMMISSION

(RELEASE NO. 35-          )

FILING UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
January 18, 2002

                  KeySpan Corporation ("KeySpan"), a New York corporation, and a holding company registered under the Public Utility Holding Company Act of 1935 (the "Act"), located at One MetroTech Center, Brooklyn, New York 11201, and Eastern Enterprises ("Eastern") a subsidiary of KeySpan and exempt registered holding company, have filed an application/declaration under Sections 6(a), 7, 9(a), and 10 and Rules 43 and 54 of the Act. The application seeks authorization for a reorganization of Eastern which will result in a change of its organizational structure from a Massachusetts business trust to a Massachusetts limited liability company (the "Transaction"). The Transaction involves the formation of a new KeySpan subsidiary as a Massachusetts limited liability company that will be the vehicle used to transform Eastern into a limited liability company. The new subsidiary will be named Eastern Enterprises, LLC ("Eastern LLC") and will be owned ninety-nine percent (99%) by KeySpan and one percent (1%) by KeySpan New England, LLC, a Delaware limited liability company, that will be a wholly-owned newly formed subsidiary of KeySpan ("KNE"). Eastern LLC, through a merger with Eastern, will be the surviving entity once the Transaction is consummated. The Transaction effects a change in Eastern's organizational form and will not result in KeySpan directly or indirectly acquiring any new public utility companies or holding companies.

                  Eastern proposes to change its organizational form from a Massachusetts business trust to a Massachusetts limited liability company. In order to accomplish Eastern's reorganization into a limited liability company, the Transaction will involve the following steps, which will occur in succession. First, Eastern LLC will be formed as a Massachusetts limited liability company and KNE will be formed as a Delaware limited liability company. Second, KeySpan will obtain ninety-nine percent (99%) of the membership interests in Eastern LLC for ninety-nine dollars ($99.00) and one hundred percent (100%) of the membership interests in KNE for one hundred dollars ($100.00). KNE will obtain the remaining one percent (1%) membership interest in Eastern LLC for one dollar ($1.00). Hence, Eastern LLC will be a two-member Massachusetts limited liability company owned 99% by KeySpan and 1% by KNE, and KNE will be a single-member Delaware limited liability company owned 100% by KeySpan. Third, Eastern and Eastern LLC will execute an agreement and plan of merger pursuant to which Eastern will agree to merge with and into Eastern LLC (the "Merger"), with Eastern LLC as the surviving entity. To effect the Merger, Eastern and Eastern LLC will file a Certificate of Merger with the Secretary of the Commonwealth of Massachusetts. The Merger will be effective upon acceptance of such filing by the Secretary of the Commonwealth of Massachusetts.

                  Eastern LLC, as the surviving entity and successor-by-merger to Eastern, will be a subsidiary of KeySpan owned 99% by KeySpan and 1% by KNE. KNE will not be a holding company under the Act because it will own less than 10% of the voting securities of Eastern LLC. Eastern LLC will succeed to Eastern's ownership interests in the gas utilities and the non-utility subsidiaries owned by Eastern. Eastern LLC will also be the successor of Eastern with respect to its commitments and authorizations set forth in the Merger Order and Financing Order and their underlying applications and post-effective amendments.

                  The application/declaration and any amendments thereto are available for public inspection through the Commission's office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ______________, 2002, to the Secretary, Securities and Exchange Commission, Washington, DC 20549, and serve a copy on the applicant/declarant at the address specified above. Proof of Service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this manner. After said date, the application-declaration, as filed or as it may be amended, may be permitted to become effective.

                  For the Commission by the Division of Investment Management, pursuant to delegated authority.

                                        Jonathan G. Katz

                                        Secretary